Exhibit 99.2

ILLUMINA SIGNS DEFINITIVE AGREEMENT TO ACQUIRE CYVERA CORPORATION

Complementary Bead Technology to Facilitate Illumina’s Entry into In-Vitro and Molecular
Diagnostics Markets

SAN DIEGO, California and WALLINGFORD, Connecticut, February 22, 2005 — Illumina, Inc. (NASDAQ: ILMN) announced today that it has signed a definitive agreement and plan of merger with CyVera Corporation, a privately held Connecticut-based company, pursuant to which CyVera will become a wholly owned subsidiary of Illumina. CyVera’s digital-microbead platform is highly complementary to Illumina’s portfolio of products and services and upon closing of the transaction will become an integral part of the company’s BeadArray™ technology. The acquisition will provide Illumina with a comprehensive approach to bead-based assays for biomarker R&D and in-vitro and molecular diagnostic opportunities, including those that require low-complexity as well as high-complexity testing. As a result, Illumina intends to expand its activities to seek diagnostic collaborators and partners.

The aggregate consideration for the transaction is $17.5 million, consisting of approximately 1.5 million shares of Illumina common stock and the payment of approximately $2.3 million of CyVera’s liabilities at the closing. The exact number of shares will be based on the average price of Illumina’s outstanding shares before closing, subject to a 10% collar around the ten-day average price for the shares on the date of the agreement. Illumina will also assume outstanding stock options at an exchange ratio determined by the closing price. The closing is subject to customary conditions and is expected to be completed by the end of March.

CyVera, a venture-backed company spun out of CiDRA Corporation in November 2003, is developing a bead technology that utilizes a holographic imprinting approach to add a digital address to rod-shaped beads, each of which is a potential site for a biological assay. Like Illumina’s beads, CyVera beads can support both nucleic acid and protein probe content. CyVera’s bead technology is being developed with the intent of enabling easy assay customization, high sample throughput, reliable performance and low manufacturing costs. The technology is expected to provide high-performance assay capability at multiplex levels between ten and 1000 targets, particularly when combined with Illumina’s GoldenGate™, Infinium™, DASL™ and emerging protein assay protocols.

CyVera has also developed an innovative Virtual Cytometer™ scanning system for its digital bead technology, allowing the transfer of microbeads from standard microtiter plate formats to a cell where they self-align into randomly ordered arrays for readout. Depending on the multiplex level, up to 120 samples per hour can be assayed on the system. This system is being designed to be compatible with liquid handling automation and informatics infrastructures found in high-throughput diagnostic laboratories.

CyVera’s detection systems and bead technology will be integrated with Illumina’s growing assay and microarray product portfolio, which consists currently of multi-sample Sentrix® microarray solutions with the capability of analyzing 384 to over 200,000 targets per sample in gene expression and genotyping applications. The integration of CyVera will extend further the broad capability of BeadArray technology and enable Illumina to more effectively address the emerging biomarker R&D and in-vitro and molecular diagnostics markets. The first products based on the CyVera technology are expected to be available in the second half of 2006.

“Illumina’s BeadArray technology has been optimized for dense, high-multiplex applications. As a result, we‘ve helped the research community expand experimental scale and significantly reduce costs,” stated Jay Flatley, Illumina President and CEO. “CyVera’s emerging product line will complement our current offerings and give Illumina’s BeadArray solutions even more flexibility as we extend our performance and value proposition into the clinical research and diagnostics markets. At the same time, we can leverage our core assay and oligo synthesis technologies to sustain our manufacturing cost leadership position. It’s a great strategic fit.”

“We are very excited by this merger and the synergy between our technologies. Illumina brings a wealth of complementary technology and an increasingly mature infrastructure that will allow the CyVera subsidiary to accelerate product development and speed to market. Illumina’s growing portfolio of assays and content will allow our team in Connecticut to focus on development of the bead manufacturing capability and the Virtual Cytometer system,” said Alan Kersey, President and CEO of CyVera. “In addition, we will be able to utilize Illumina’s direct sales and marketing organization to bring products to the research market as well as forging strong partnerships with third-party companies in both research and diagnostics fields,” he added.

Illumina will provide additional detail about the CyVera transaction in its scheduled 2:00 p.m. (PT) fourth quarter and fiscal year 2004 conference call. Interested parties may listen to the call by dialing 800-811-7286 (international callers should dial 913-981-4902) or by accessing the live webcast under the “Investors” tab of Illumina’s website at: www.illumina.com. More information about CyVera can be found at www.cyvera.com.

Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray™ technology — now used in leading genome centers around the world — provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, the Company’s ability to scale and integrate CyVera technology, the ability to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company’s collaboration with Invitrogen, Illumina’s ability to further develop and commercialize its BeadArray technologies and to deploy new gene expression products and applications for its platform technology, to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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Contacts:

Jay Flatley (Illumina) President & CEO +1 858.202.4501 jflatley@illumina.com	William Craumer (Illumina) Director, Corporate Communications +1 858.202.4667 bcraumer@illumina.com

Alan Kersey (CyVera)
President & CEO
+1 203.626.3351
akersey@cyvera.com